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                                                                    EXHIBIT 99.2


IKOS ANNOUNCES COMPLETION OF TECHNOLOGY AND R&D EXPERTISE
ACQUISITION AND ESTABLISHMENT A RESEARCH AND DEVELOPMENT
CENTER IN INDIA

May 14, 1998 6:30 AM EDT

CUPERTINO, Calif.--(BUSINESS WIRE)--May 14, 1998--

Software Development Center Substantially Increases IKOS'

Product Development Resources

IKOS Systems, Inc. (NASDAQ:IKOS) today announced it has completed the acquisition of certain Electronic Design Automation (EDA) technology from Interra, Inc. (San Jose, Calif.) and the opening of its new research & development facility at Noida near Delhi.

The acquisition brings key HDL compiler, Intellectual Property (IP) modeling, and design verification technologies to IKOS. In addition, as part of the acquisition, approximately 50 highly skilled software development engineers will transfer from Delsoft, a division of Interra based in Noida, India, to IKOS. As a result of the formation of IKOS India, Jyotirmoy Daw, formerly CEO of Delsoft, becomes president of IKOS India, reporting to Robert Hum, senior vice president of product operations.

The India Center immediately becomes IKOS' largest software development site outside its Cupertino headquarters, and complements IKOS' other development centers in California, Massachusetts, Minnesota, and New Jersey.

"I am extremely pleased with the successful completion of the acquisition and with the synergy of the India and US development teams. Under previous development contracts, the Delsoft engineers were instrumental in the initial development phase of new products that IKOS expects to announce over the next several quarters," said Ramon Nunez, president and chief executive officer of IKOS.

"I am very enthusiastic about the capabilities the transferring engineers bring to IKOS. The combination of this expertise, our current product resources and technologies, and the technology we are acquiring, will enable IKOS to deliver advanced design verification solutions to tackle critical chip and system verification challenges. I look forward to our worldwide development resources providing increasing value to shareholders, employees and our customers."

"Our agreement with IKOS represents a major milestone in the evolution of our company," said Ajoy Bose, president and CEO of Interra. "We are delighted that our technology will enable IKOS to bring out new and exciting products. In addition, with the greater financial resources now at our disposal, Interra is in a much stronger position as a standalone company to pursue our vision of providing the software building blocks that we call 'EDA-IP'."

"This acquisition comes as a recognition of key technologies and expertise that Delsoft has developed over the last three years. The R&D center in India will now focus on transforming these key technologies into complete products that will position IKOS in the forefront of the verification market," said Jyotirmoy Daw, President of IKOS India.

IKOS Systems, Inc. is a technology leader in high-performance design verification solutions including hardware and software simulation for language-based design, logic emulation for hardware/software co-verification, and consulting services. The Company's mission is to help customers realize their high complexity electronic systems through innovative design verification solutions.

IKOS supports direct sales operations in North America, UK, France, Germany, and Japan, and a distribution network throughout Europe and Asia. Corporate headquarters is in California, IKOS Systems, Inc. 19050
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Pruneridge Ave., Cupertino, Calif., 95014, 408/255-4567. For more information, visit our corporate website at http://www.ikos.com.
                               -------------------

Interra, Inc. is a privately-held company providing customizable software components and services to meet the needs of IC design, system design, and software development engineers. Interra markets its products through OEM and technology licensing relationship with EDA and semiconductor vendors.

The company has extensive management and engineering experience in HDL-based design methodologies and ASIC design. Interra's family of customizable software components includes fast RTL compilers, HDL analyzers, translators, and compliance checkers. The company maintains engineering development and services groups in San Jose, CA and India.

For more information, contact Interra at: 2001 Gateway Place, Suite 440W, San Jose, CA, 95110, 408/573-1400, 408/573-1430 (FAX), http://www.interrainc.com.
                                                   -------------------------

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the integration of the EDA technology and R&D expertise from Interra and its affiliate, Delsoft, continued acceptance and development of the Company's existing and new products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time-to-time in the Company's periodic reports filed with the Securities and Exchange Commission.